KRONOS WORLDWIDE, INC. APPOINTS DR. KERN WILDENTHAL
AS A NEW DIRECTOR

DALLAS, TEXAS – June 11, 2012 – Kronos Worldwide, Inc. (NYSE:  KRO) announced that effective June 8, 2012 its board of directors had appointed Kern Wildenthal, M.D., Ph.D. to fill a newly created directorship, increasing the total number of Kronos Worldwide’s directors to eight.  Dr. Wildenthal was also appointed to serve on the audit committee and management development and compensation committee of the Kronos Worldwide board of directors.

Since 2008, Dr. Wildenthal has served as president of the Southwestern Medical Foundation, a foundation that supports and promotes The University of Texas Southwestern Medical Center.  From 1986 to 2008, he served as president of The University of Texas Southwestern Medical Center, a medical school that is part of The University of Texas System.

Kronos Worldwide, Inc. is a major international producer of titanium dioxide products.

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